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EXHIBIT 99.1

Universal Compression Holdings, Inc. 4440 Brittmoore Road Houston, Texas 77041 NYSE: UCO

Contact:
David Oatman
Vice President, Investor Relations and Planning
713-335-7460

FOR IMMEDIATE RELEASE
Monday, August 19, 2002

Universal Compression Appoints Brad Childers
Senior Vice President and General Counsel

HOUSTON, TX—August 19, 2002—Universal Compression Holdings, Inc. (NYSE: UCO) today announced the appointment of D. Bradley Childers as Senior Vice President and General Counsel. Mr. Childers, previously Vice President, Business Development at Occidental Oil and Gas Corporation, will serve in the position previously held by Mark L. Carlton, who has left the Company to pursue other interests.

Mr. Childers worked as a corporate and securities lawyer at Sullivan & Cromwell, in their Los Angeles office, from 1989 to 1994. At Occidental, Mr. Childers served as corporate counsel in its legal department from 1994 to 1999 and as Vice President, Business Development from 1999 to August 2002.

"We appreciate Mark's contributions since joining us in October 2000 as we significantly increased the size and scope of our operations," said Stephen A. Snider, Universal's President and Chief Executive Officer, "and we look forward to working with Brad as we continue these efforts."

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal's control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are integration of acquisitions, the demand for Universal's products and services and worldwide economic and political conditions. These and other risk factors are discussed in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

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  EXHIBIT 99.1